Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Critical Metals Corp. on Form S-8, File No. 333-280017 of our report dated October 14, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Critical Metals Corp. as of June 30, 2024 and for the years ended June 30, 2024 and 2023 appearing in the Annual Report on Form 20-F of Critical Metals Corp. for the year ended June 30, 2024

/s/ Marcum llp

Marcum llp

Houston, Texas

October 29, 2024